Exhibit 99.1

For Immediate Release

Contacts:

Corporate Communications	Investor Relations
Eric Ruff	Dave Spille
Engility Holdings, Inc.	Engility Holdings, Inc.
(703) 375-6463	(703) 375-4221
eric.ruff@engilitycorp.com	dave.spille@engilitycorp.com

Engility Shareholders Approve Acquisition of TASC

Approximately 99% of Shares Voted in favor of the Acquisition

CHANTILLY, Va., February 23, 2015 – Engility Holdings, Inc. (NYSE:EGL), announced that its common shareholders overwhelmingly approved the acquisition of TASC at its special meeting of shareholders held earlier today. Of the outstanding shares represented at today’s special meeting, approximately 99% voted in favor of the adoption of the acquisition agreement.

The approval of the transaction by Engility’s shareholders was one of the final conditions to the closing of the acquisition. Subject to the satisfaction or waiver of all closing conditions related to the acquisition, Engility expects the transaction to close on February 26, 2015.

Engility shareholders that hold their shares through the closing date of the transaction will receive a special cash dividend, which currently is expected to be approximately $11.43 per share for each Engility share they own, subject to final adjustments depending on Engility’s diluted share count at time of closing. Upon closing of the transaction, the combined company will maintain the Engility Holdings, Inc. name and continue to be traded on the New York Stock Exchange under the ticker symbol “EGL”.

“We are extremely pleased that our shareholders have recognized the compelling strategic and financial rationale for this transaction,” said Engility President and CEO Tony Smeraglinolo. “We expect the TASC acquisition to accelerate our growth strategy, which is focused on further diversifying our customer base, adding substantial scale to our business, broadening our capabilities and increasing our addressable market. We welcome the addition of TASC’s outstanding employees and their prestigious portfolio of served markets to our business and believe it will be a transformational combination for both companies and the industry.”

ABOUT ENGILITY

Engility is a pure-play government services contractor providing highly skilled personnel wherever, whenever they are needed in a cost-effective manner. Headquartered in Chantilly, Virginia, Engility is a leading provider of specialized technical consulting, program and business support services, engineering and technology lifecycle support, information technology modernization and sustainment, supply chain services and logistics management, and training and education for the U.S. Government. To learn more about Engility, please visit www.engilitycorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Engility’s future prospects, projected financial results, estimated integration costs and acquisition related amortization expenses, and business plans. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are also used to identify these forward-looking statements. These statements are based on the current beliefs and expectations of Engility’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause Engility’s actual results to differ materially from those described in the forward-looking statements can be found under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013, and more recent documents that have been filed with the Securities and Exchange Commission (SEC) and are available on the investor relations section of Engility’s website (http://www.engilitycorp.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, historical information should not be considered as an indicator of future performance.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

In connection with the proposed transaction, Engility Holdings, Inc. (“Engility”) and New East Holdings, Inc., a wholly owned subsidiary of Engility (“New Engility”), have filed with the SEC a registration statement on Form S-4 which includes a preliminary joint proxy/consent solicitation statement of Engility and TASC Parent Corporation (“TASC”) and a prospectus of New Engility, as well as other relevant documents concerning the proposed transaction. The registration statement has been declared effective by the SEC, and the definitive joint proxy/consent solicitation statement/prospectus was first mailed or otherwise delivered to the stockholders of Engility and stockholders of TASC on or about January 23, 2015. STOCKHOLDERS OF ENGILITY AND TASC ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY/CONSENT SOLICITATION STATEMENT/PROSPECTUS REGARDING THE

PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the definitive joint proxy/consent solicitation statement/ prospectus and other filings containing information about Engility at the SEC’s website at www.sec.gov. The definitive joint proxy/consent solicitation statement/prospectus and the other filings may also be obtained free of charge at Engility’s website at www.engilitycorp.com under the tab “Investor Relations,” and then under the heading “SEC Filings.”

NO OFFERS OR SOLICITATIONS

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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